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                                                                   Exhibit 5.1


                                July 19, 1996


Republic Industries, Inc.
200 E. Las Olas Boulevard, Suite 1400
Fort Lauderdale, Florida 33301

        Re:  Republic Industries, Inc. Registration Statement on Form S-3


Gentlemen:

        The undersigned is General Counsel to Republic Industries, Inc., a Delaware Corporation (the "Company"). In connection with the preparation and filing of a Form S-3 Registration Statement under the Securities Act of 1933, as amended, relating to the sale by certain selling stockholders of 4,616,530 shares of the Company's common stock, par value $.01 per share ("Common Stock"), all of which are issued and outstanding, I have examined originals or copies of corporate records, certificates of public officials and officers of the Company and other instruments relating to the authorization and issuance of such shares of Common Stock as I have deemed relevant and necessary for the opinion hereinafter expressed.

        On the basis of the foregoing, I am of the opinion that the issuance of the 4,616,530 shares of Common Stock have been duly authorized by the Board of Directors of the Company, and the shares are validly issued, fully paid and nonassessable.

        I hereby consent to the filing of the opinion as an exhibit to said Registration Statement on Form S-3 and further consent to the use of my name wherever appearing in the Form S-3.

                                                Sincerely,



                                                /s/ Richard L. Handley
                                                -------------------------
                                                Richard L. Handley
                                                Senior Vice President,
                                                General Counsel and Secretary